EXHIBIT 4.2


                                 FIRST AMENDMENT
                                       OF
                               DELUXE CORPORATION
                           DEFERRED COMPENSATION PLAN
                               (2001 RESTATEMENT)


         The "Deluxe Corporation Deferred Compensation Plan" adopted by Deluxe Corporation, a Minnesota corporation, effective November 15, 1983, and which is presently maintained under a document entitled "DELUXE CORPORATION DEFERRED COMPENSATION PLAN (2001 Restatement") (hereinafter referred to the "Plan Statement"), is hereby amended in the following respects:

1. CHANGE IN CONTROL. EFFECTIVE FOR ANY CHANGE IN CONTROL OCCURRING ON OR AFTER JANUARY 1, 2002, SECTION 14 OF THE PLAN STATEMENT SHALL BE AMENDED TO READ IN FULL AS FOLLOWS:

                                   SECTION 14

                      MERGER, CONSOLIDATION OR ACQUISITION

Notwithstanding any other provision of this Plan, a Participant or Beneficiary will receive a distribution of his or her entire Deferral Account if a Change in Control occurs. Distribution of the entire Deferral Account shall be made on the date of the Change in Control. Such distribution shall be made in a single lump sum payment. A "Change in Control" shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

         (a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates or in connection with a transaction described in clause (i) of paragraph (c) below; or

         (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on January 1, 2002, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on January 1, 2002, or whose appointment, election or nomination for election was previously so approved or recommended; or

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         (c)      there is consummated a merger or consolidation of the Company or any Affiliate with any other entity, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, at least 65% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or

         (d) the shareholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 65% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions. Solely for purposes of this Section 14, the following words and phrases shall have the following meanings:

14.1. AFFILIATE -- means a company controlled directly or indirectly by the Company, where "control" shall mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.


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14.2. BENEFICIAL OWNER -- a "beneficial owner" within the meaning of Rule 13d-3 under the Exchange Act.

14.3. EXCHANGE ACT -- the Securities Exchange Act of 1934, as amended from time to time.

14.4. PERSON -- a "person" within the meaning of Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2. FUNDING OF THE PLAN. EFFECTIVE OCTOBER 26, 2001, SECTION 5.6 OF THE PLAN STATEMENT SHALL BE AMENDED TO READ IN FULL AS FOLLOWS:

5.6. UNSECURED INTEREST. The obligation of the Company to make payments under this Plan constitutes only the unsecured (but legally enforceable) promise of the Company to make such payments. The Participant shall have no lien, prior claim or other security interest in any property of the Company. The Company is not required to establish or maintain any fund, trust or account (other than a bookkeeping account or reserve) for the purpose of funding or paying the benefits promised under this Plan. If any such fund, trust (including any rabbi trust) or account is established, no Participant shall have any lien, prior claim, security interest or beneficial interest in any property therein. The Company will pay the cost of this Plan out of its general assets. All references to accounts, accruals, gains, losses, income, expenses, payments, custodial funds and the like are included merely for the purpose of measuring the Employers' obligation to Participants in this Plan and shall not be construed to impose on the Employers the obligation to create any separate fund for purposes of this Plan.

3. SAVINGS CLAUSE. SAVE AND EXCEPT AS HEREINABOVE EXPRESSLY AMENDED, THE PLAN STATEMENT SHALL CONTINUE IN FULL FORCE AND EFFECT.


October 26, 2001                        DELUXE CORPORATION



                                        By /s/ Anthony C. Scarfone
                                           -------------------------------------

                                          Its Senior Vice-President
                                              ----------------------------------


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